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cel524.doc
07/22/94


                                 EXHIBIT 1.1


                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

                                 by and between


                           NATIONAL CITY CORPORATION


                                      and

                            CENTRAL INDIANA BANCORP

                           dated as of July 25, 1994
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                              INDEX TO DEFINITIONS
                              --------------------

         DEFINITIONS                                        SECTIONS
         -----------                                        --------
Acquisition Transaction                                     Section 5.1
Agreement                                                   Introduction
Articles of Merger                                          Section 1.2
BHCA                                                        Section 3.1
Benefit Agreements                                          Section 3.10
Certificate                                                 Section 2.3(a)
Certificate of Merger                                       Section 1.2
Closing                                                     Section 6.1
Closing Date                                                Section 6.1
Code                                                        Introduction
Commission                                                  Section 3.5
Company                                                     Introduction
Company Common Stock                                        Section 2.1(a)
Company Contracts                                           Section 4.10
Company Disclosure Letter                                   Section 4.3
Company Employee Plans                                      Section 4.9
Company Meeting                                             Section 5.12
Company Reports                                             Section 4.7
Company Subsidiaries                                        Section 4.4
Consents                                                    Section 7.1(c)
Control                                                     Section 8.6(a)
DGCL                                                        Section 1.1
DPC Shares                                                  Section 2.1(a)
ERISA                                                       Section 3.9
Effective Time                                              Section 1.2
Environmental Law                                           Section 3.17
Exchange Act                                                Section 3.6
Exchange Agent                                              Section 2.3(a)
FRB                                                         Section 3.6
Governmental Entity                                         Section 3.6





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DEFINITIONS                                                 SECTIONS
- -----------                                                 --------
Hazardous Substance                                         Section 3.17
IC                                                          Section 1.1
IRS                                                         Section 3.9
Indemnitees                                                 Section 5.7
Loan Portfolio Properties and Other
         Properties Owned                                   Section 3.17
Market Price                                                Section 8.6(a)
Material Adverse Effect                                     Section 8.6(a)
Merger                                                      Section 1.1
Merger Consideration                                        Section 2.1(a)
NCC                                                         Introduction
NCC Common Stock                                            Section 2.1(a)
NCC Contracts                                               Section 3.10(c)
NCC Disclosure Letter                                       Section 3.3
NCC Employee Plans                                          Section 3.9
NCC Preferred Stock                                         Section 3.3(a)
NCC Reports                                                 Section 3.7
Option Agreement                                            Section 4.3
PBGC                                                        Section 3.9
Person                                                      Section 8.6(a)
Registration Statement                                      Section 3.5
SBIA                                                        Section 3.6
Securities Act                                              Section 3.5
Significant Subsidiaries                                    Section 8.6(a)
Subsidiary                                                  Section 8.6(a)
Surviving Corporation                                       Section 1.3
Trust Account Shares                                        Section 2.1(a)





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
                                                         TABLE OF CONTENTS
                                                         -----------------
1.1  Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.2  Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.3  Effect of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.4  Certificate of Incorporation and By-laws . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.5  Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.6  Additional Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
2.1  Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
2.2  Assumption of Employee and Director Stock Options  . . . . . . . . . . . . . . . . . . . .   4
2.3  Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
(a)  Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
(b)  Notice of Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
(c)  Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
(d)  Right to Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
(e)  Distribution with Respect to Unexchanged Certificates  . . . . . . . . . . . . . . . . . .   6
(f)  Voting With Respect to Unexchanged Certificates  . . . . . . . . . . . . . . . . . . . . .   6
(g)  No Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.4  Closing of the Company's Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.5  Changes in NCC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
3.1  Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.2  Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.3  Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.4  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
3.5 Information in Disclosure Documents, Registration Statement, Etc. . . . . . . . . . . . . .   11
3.6  Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
3.7  Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
3.8  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
3.9  Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
3.10  Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
3.11  Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . .   16
3.12  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
3.13  Compliance with Laws and Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
3.14  Agreements with Bank Regulators, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . .   17
3.15  NCC Ownership of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
3.16  Material Interests of Certain Persons . . . . . . . . . . . . . . . . . . . . . . . . . .   18
3.17  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
4.1  Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
4.2  Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
4.3  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
4.4  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
4.5  Information in Disclosure Documents, Registration Statement, Etc.  . . . . . . . . . . . .   21
4.6  Consent and Approvals; No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
4.7  Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
4.8  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
4.9  Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
4.10  Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25





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
4.11  Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . .   26
4.12  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
4.13  Compliance with Laws and Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
4.14  Agreements with Bank Regulators, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . .   27
4.15  Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
4.16  Company Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
4.17  Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
4.18  Material Interests of Certain Persons . . . . . . . . . . . . . . . . . . . . . . . . . .   28
4.19  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
5.1  Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
5.2  Interim Operations of Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
(a)  Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
(b)  Articles and By-laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
(c)  Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
(d)  Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
(e)  Employee Plans, Compensation, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
(f)  Certain Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
5.3  Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
5.4  Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
5.5  Certain Filings, Consents and Arrangements . . . . . . . . . . . . . . . . . . . . . . . .   37
5.6  Environmental Survey . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
5.7  Indemnification and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
5.8  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
5.9  Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
5.10  Stock Exchange Listings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
5.11  Proxy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
5.12  Shareholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
5.13  Tax-Free Reorganization Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
5.14  Provisions of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
6.1  The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
6.2  Documents and Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
7.1  Conditions to Each Party's Obligations to Effect the Merger  . . . . . . . . . . . . . . .   40
7.2  Conditions to Obligation of Company to Effect the Merger . . . . . . . . . . . . . . . . .   42
7.3  Conditions to Obligation of NCC to Effect the Merger . . . . . . . . . . . . . . . . . . .   42
8.1  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
8.2  Non-Survival of Representations, Warranties and Agreements . . . . . . . . . . . . . . . .   45
8.3  Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
8.4  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
8.5  Applicable Law; Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . .   45
8.6  Certain Definitions; Headlines . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
8.7  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
8.8  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
8.9  Parties in Interest; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
8.10  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
8.11  Enforcement of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
8.12  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49





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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------
         THIS AGREEMENT AND PLAN OF MERGER, dated as of July 25, 1994 ("Agreement"), is made by and between National City Corporation, a Delaware corporation ("NCC") and Central Indiana Bancorp, an Indiana Corporation ("Company").
         WHEREAS, NCC and Company have each determined that it is in the best interests of their respective stockholders for Company to merge with and into NCC upon the terms and subject to the conditions set forth herein;
         WHEREAS, the Boards of Directors of NCC and Company have approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement;
         WHEREAS, for Federal income tax purposes, it is intended that the merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and
         WHEREAS, as a condition to, and immediately after the execution of this Agreement, the parties are entering into the Option Agreement (as hereinafter defined);
         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

                                I.  THE MERGER
                                    ----------
         1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Company will be merged with and into NCC and the separate corporate existence of the Company will thereupon cease (the "Merger") in accordance with the applicable provisions of Title 23 of the Indiana Code ("IC") and the Delaware General Corporation Law ("DGCL"). First Federal Savings Bank of Kokomo ("Kokomo"), the Company's subsidiary, will be merged into National City Bank, Indiana ("NCB") at the Effective Time or as soon as practicable thereafter.
         1.2 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of all conditions to the Merger, NCC and Company shall cause a certificate of merger complying with the requirements of the DGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware and Articles of Merger to be filed with the Secretary of State of the State of Indiana ("Articles of Merger") pursuant to IC. The Merger will become effective at the time the later of the following occurs: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (b) the filing of the Articles of Merger with the Secretary of State of the State of Indiana or such later time as shall be specified in such filings ("Effective Time").
         1.3 EFFECT OF MERGER. The Merger will have the effects specified in IC and DGCL. Without limiting the generality of the foregoing, NCC will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of NCC and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.
         1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation and By-laws of NCC in effect immediately prior to the Effective Time, which shall be in the form set forth in the NCC Disclosure Letter (as defined below), shall be the Certificate of Incorporation and By-laws of the Surviving Corporation, unless or until amended in accordance with applicable law.
         1.5 DIRECTORS AND OFFICERS. The directors and officers of NCC immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Certificate of Incorporation and By-laws and the DGCL.
         1.6 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company, or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to the Surviving

Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Company or otherwise to take any and all such action.

                          II.  CONVERSION OF SHARES
                               --------------------
         2.1  CONVERSION OF SHARES.  Subject to Section 2.3, at the Effective
Time,
                 (a) each then-outstanding share of common stock, no par value, of Company ("Company Common Stock") other than shares owned by NCC or any direct or indirect wholly-owned subsidiary of NCC (except that any such shares of Company Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Shares") or acquired in satisfaction of debts previously contracted ("DPC Shares") shall not be deemed owned by NCC) and other than those shares of Company Common Stock held in the treasury of the Company, will be canceled, retired and converted into a right to receive 1.08 shares of common stock, par value $4.00 per share, of NCC ("NCC Common Stock"). The number of shares of NCC Common Stock that each share of Company Common Stock will be converted into is sometimes referred to herein as the "Merger Consideration";
                 (b) each then-outstanding share of Company Common Stock owned by NCC or any direct or indirect wholly-owned subsidiary of NCC (except for any shares that are Trust Account Shares or DPC Shares) will be canceled and retired;
                 (c) each share of Company Common Stock issued and held in Company's treasury will be canceled and retired; and
                 (d) each share of NCC Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of common stock, par value $4.00 per share, of the Surviving Corporation from and after the Effective Time.

         2.2 ASSUMPTION OF EMPLOYEE AND DIRECTOR STOCK OPTIONS. Except as expressly provided in this Section 2.2, all rights under any stock option granted by Company pursuant to Company's Stock Option Plan and Company's 1993 Stock Option Plan (collectively, the "Company Option

Plans") that remain unexercised immediately prior to the Effective Time ("Unexercised Options") shall be assumed by NCC, but shall thereafter represent the right to acquire that number of shares of NCC Common Stock to which the optionee would have been entitled pursuant to the conversion ratio provided for in Section 2.1(a) if immediately prior to the Merger the optionee had fully exercised the option and had been a shareholder of record of Company. The option price of each option shall be adjusted to the extent necessary to assure that the rights and benefits of the optionee under such option shall not be increased or decreased by reason of this Section 2.2, and, in addition, each option which is an incentive stock option shall be adjusted as required by section 424 of the Code, and the regulations promulgated thereunder so as not to constitute a modification, extension or renewal of the option within the meaning of section 424(h) of the Code. On or before the Effective Time NCC shall file, and maintain the effectiveness of, a registration statement with the Securities and Exchange Commission covering the Unexercised Options and the sale of the NCC Common Stock issued upon exercise of Unexercised Options. At the Effective Time all Company Option Plans shall be terminated with respect to the granting of any additional options or option rights.
         2.3  EXCHANGE OF CERTIFICATES.
                 (a) EXCHANGE AGENT. Prior to the Effective Time, NCC shall designate National City Bank to act as exchange agent (the "Exchange Agent") and Kokomo to act as forwarding agent in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 2.3. Except as set forth herein, from and after the Effective Time each holder (other than NCC or any direct or indirect wholly-owned subsidiary of NCC (except as to Trust Account Shares and DPC Shares)) of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Certificate") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of Company Common Stock so represented by the Certificate surrendered by such holder thereof. The certificates representing shares of NCC Common Stock which constitute the Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.
                 (b) NOTICE OF EXCHANGE. Promptly after the Effective Time, NCC and the Surviving Corporation shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the person entitled thereto the appropriate Merger Consideration for each share of Company Common Stock so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.
                 (c) TRANSFER. If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.
                 (d) RIGHT TO MERGER CONSIDERATION. Subject to Subsection 2.3(e), until surrendered and exchanged in accordance with this Section 2.3, each Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, multiplied by the number of shares of Company Common Stock evidenced by such Certificate, together with any dividends or other distributions as provided in Sections 2.3(e) and 2.3(g), and shall have no other rights. From and after the Effective Time, NCC and Surviving Corporation shall be entitled to treat such Certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the shares of Company Common Stock represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation any shares of NCC Common Stock and funds (including any interest received with respect thereto) which NCC has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the shares of NCC Common Stock and cash in lieu of fractional shares deliverable or payable upon due surrender of their Certificates. Neither Exchange Agent nor any party hereto shall be liable to any holder of shares of Company Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
                 (e) DISTRIBUTION WITH RESPECT TO UNEXCHANGED CERTIFICATES. Whenever a dividend or other distribution is declared by NCC on the NCC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to NCC Common Stock with a record date that is more than 30 days after the mailing of the Certificate of notice and letter of transmittal provided for under Subsection 2.3(b) of this Agreement shall be paid to the holder of any unsurrendered Certificate with respect to the share of NCC Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this
Article II. The Surviving Corporation shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.
                 (f) VOTING WITH RESPECT TO UNEXCHANGED CERTIFICATES. Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of NCC stockholders the number of whole shares of NCC Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates, provided that no holder of unsurrendered Certificates may vote at any meeting of NCC stockholders that is held more than 30 days after the mailing of the Certificate of notice and letter of transmittal provided for under Subsection 2.3(b) of this Agreement.
                 (g) NO FRACTIONAL SHARES. No certificates or script representing fractional shares of NCC Common Stock shall be issued upon the surrender for exchange of a Certificate or

Certificates. No dividends or distributions of NCC shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of stockholders of NCC. In lieu of any such fractional shares, holders of Certificates otherwise entitled to fractional shares shall be entitled to receive promptly from the Exchange Agent a cash payment in an amount equal to the fraction of such share of NCC Common Stock to which such holder would otherwise be entitled multiplied by the Market Price, as defined in Section 8.6(a)(iii).
         2.4 CLOSING OF THE COMPANY'S TRANSFER BOOKS. The stock transfer books of Company shall be closed at the close of business on the business day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. NCC and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of Company Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.
         2.5 CHANGES IN NCC COMMON STOCK. If between the date of this Agreement and the Effective Time, the shares of NCC Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted to reflect such reclassification, recapitalization, split-up, combination, exchange of shares or stock dividend.

                 III.  REPRESENTATIONS AND WARRANTIES OF NCC
                       -------------------------------------
         NCC hereby represents and warrants to Company that:
         3.1 CORPORATE ORGANIZATION. NCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. NCC is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). NCC has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. NCC has heretofore delivered to Company true and complete copies of its certificate of incorporation and by-laws.
         3.2 AUTHORITY. Subject to the receiving all applicable regulatory approvals, NCC has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of NCC. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, NCC, enforceable against NCC in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought. No other corporate proceedings on the part of NCC are necessary to authorize this Agreement or to consummate the transactions so contemplated.
         3.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of NCC consists of 350,000,000 shares of NCC Common Stock and 5,000,000 shares of NCC preferred stock. As of the close of business on July 22, 1994
(i) 150,218,833 shares of NCC Common Stock were validly issued and outstanding, fully paid and nonassessable and (ii) 757,160 shares of eight percent (8%) Cumulative Convertible Preferred Stock (issued as 3,785,800 Depositary Shares) no par of NCC ("NCC Preferred Stock") were validly issued and outstanding, fully paid and nonassessable. As of the date hereof, except as set forth in this Section 3.3, pursuant to the exercise of employee stock options under NCC's Amended and Restated 1973 Stock Option Plan, as amended, the 1984 Stock Option Plan, as amended, the 1989 Stock Option Plan and the 1993 Stock Option Plan, NCC's dividend reinvestment plan, National City Savings and Investment Plan and stock grants made pursuant to the NCC 1991 Amended and Second Restated Restricted Stock Plan, or set forth in a disclosure letter executed by NCC and dated and delivered by NCC to Company as of the date hereof ("NCC Disclosure Letter"), there are no other shares of capital stock of NCC authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of NCC obligating NCC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of NCC or obligating NCC to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, except as provided in this Agreement or as set forth in the NCC Disclosure Letter, there are no voting trusts or other agreements or understandings to which NCC or any NCC subsidiary (as defined herein) is a party with respect to the voting of the capital stock of NCC. Except as set forth in NCC's proxy statement dated March 4, 1994 or in NCC's Disclosure Letter, NCC knows of no person who owns beneficially or has the right to acquire more than five percent of the outstanding NCC Common Stock. All of the shares of NCC Common Stock issuable in exchange for the Company Common Stock at the Effective Time in accordance with this Agreement and all of the shares of NCC Common Stock issuable upon exercise of the stock options set forth in
Section 2.2 will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.
         3.4 SUBSIDIARIES. The name and state of incorporation of each significant subsidiary (as defined herein) of NCC (collectively, the "Significant Subsidiaries") is set forth in the NCC Disclosure Letter. Each of the NCC subsidiaries is a bank or a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each of NCC's subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the NCC Disclosure Letter, all outstanding shares of capital stock of each of NCC's subsidiaries are owned by NCC or another of NCC's subsidiaries and are validly issued, fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of each national bank subsidiary and applicable state law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all material liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any NCC subsidiary obligating any of NCC subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any of NCC's subsidiaries to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.
         3.5 INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT, ETC. None of the information with respect to NCC or any of NCC's subsidiaries provided by NCC for inclusion in the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") by NCC on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering the shares of NCC Common Stock to be issued in the Merger (the "Registration Statement") at the time it becomes effective and in the proxy statement of the Company required to be mailed to its shareholders ("Company Proxy") at the time of mailing such proxy statement, and any supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. NCC shall notify Company on or before the date of the Company Meeting if any material fact provided by NCC for inclusion in the Company Proxy is or becomes untrue or misleading or if additional information needs to be communicated to Company's shareholders so as to make any statements concerning NCC, in light of circumstances under which they were made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.
         3.6 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in the NCC Disclosure Letter, neither the execution and delivery of this Agreement by NCC nor the consummation by NCC of the transactions contemplated hereby will
(a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of NCC or any of NCC's subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NCC or any of NCC's subsidiaries is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which are set forth in the NCC Disclosure Letter or which, individually or in the aggregate, will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), except (i) pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the Securities Act, (ii) filings of the Certificate of Merger and Articles of Merger, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and approval by, the Federal Reserve Board (the "FRB"), (v) filings with, and approvals by, the Office of Thrift Supervision (the "OTS"), or (vi) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.
         3.7 REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1990, NCC and each of NCC's subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Securities Exchange Act of 1934, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "NCC Reports"). NCC has previously furnished or will promptly furnish Company with true and complete copies of each of NCC's annual reports on Form 10-K for the years 1990 through 1993. As of their respective dates, the NCC Reports complied with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of NCC included in the NCC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of NCC and NCC's subsidiaries as of the dates thereof and the results of their operations and changes in cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of NCC and its consolidated subsidiaries, contingent or otherwise, except as disclosed in the NCC Reports. NCC's reserve for possible loan losses as shown in its Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and in NCC's press release dated July 18, 1994 reporting second quarter and first half 1994 earnings were adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.
         3.8 TAXES. NCC will promptly make available to Company, upon request by Company, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns and any other tax returns filed by NCC and any of NCC's subsidiaries for each of the fiscal years that remains open, for examination or assessment of tax. NCC and each NCC subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. NCC and each of its subsidiaries have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes, shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the NCC Disclosure Letter, neither NCC nor any of NCC's subsidiaries has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the NCC Disclosure Letter, neither NCC nor any of NCC's subsidiaries is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by NCC or any of NCC's subsidiaries in respect of any material deficiencies for any tax, assessment, or government charges.
         3.9 EMPLOYEE PLANS. All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of NCC or its subsidiaries ("NCC Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and any other applicable laws. With respect to each NCC Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA):
(a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in the NCC Disclosure Letter), and except as otherwise set forth in the NCC Disclosure Letter, each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the Internal Revenue Service ("IRS") to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither NCC nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof,
(e) no reportable event described in Section 4043 of ERISA for which the 30 day reporting requirement has not been waived has occurred, (f) except as otherwise set forth in the NCC Disclosure Letter, no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (g) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Neither NCC nor any of its subsidiaries has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither NCC nor any of its subsidiaries has waived any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. Neither NCC nor any of its subsidiaries has any obligations for retiree health and life benefits under any NCC Employee Plan, except as set forth in the NCC Disclosure Letter. Other than restrictions under applicable law, there are no restrictions on the rights of NCC or its subsidiaries to amend or terminate any such NCC Employee Plan.
         3.10 MATERIAL CONTRACTS. Except as set forth in the NCC Disclosure Letter or disclosed in the NCC Reports filed by NCC with the Commission prior to the date of this Agreement, neither NCC nor any of its subsidiaries is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, "Benefit Agreements") providing for aggregate payments to any person in any calendar year in excess of $500,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by NCC or any of its subsidiaries or the guarantee by NCC or any of its subsidiaries of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by NCC with the Commission as of the date of this Agreement (collectively, the "NCC Contracts"). Neither NCC nor any of NCC's subsidiaries is in default under any NCC Contracts, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Neither NCC nor any of NCC's subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is NCC or any of NCC's subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.
         3.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the NCC Disclosure Letter or disclosed in the NCC Reports filed by NCC with the Commission prior to the date of this Agreement, since December 31, 1993, there has not been any change in the financial condition, results of operations or business of NCC and its subsidiaries which would or in the future will have a Material Adverse Effect.
         3.12 LITIGATION. Except as disclosed in the NCC Reports filed by NCC with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of NCC, threatened against or affecting NCC or any of NCC's subsidiaries which, if decided adversely to NCC, would reasonably be expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against NCC or any of NCC's subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, a Material Adverse Effect.
         3.13 COMPLIANCE WITH LAWS AND ORDERS. Except as set forth in the NCC Disclosure Letter or disclosed in the NCC Reports filed by NCC with the Commission prior to the date of this Agreement, the businesses of NCC and of NCC's subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of NCC's subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the NCC Disclosure Letter, no investigation or review by any Governmental Entity with respect to NCC or any of NCC's subsidiaries is pending or, to the knowledge of NCC, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.
         3.14 AGREEMENTS WITH BANK REGULATORS, ETC. Except as set forth in the NCC Disclosure Letter, neither NCC nor any NCC subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has NCC been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither NCC nor any of NCC's subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of a proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.
         3.15 NCC OWNERSHIP OF STOCK. As of the date of this Agreement, neither NCC nor any of its affiliates or associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, Company Common Stock (other than Trust Account Shares), which in the aggregate, represent 5% or more of the outstanding shares of Company Common Stock.
         3.16 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in NCC's Proxy Statement for its 1994 Annual Meeting of Stockholders, no officer or director of NCC, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of NCC or any of its subsidiaries.
         3.17 ENVIRONMENTAL MATTERS. For purposes of this Agreement, the following terms shall have the indicated meanings:
                "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or
(2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, ET SEQ.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, ET SEQ.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, ET SEQ.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, ET SEQ.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, ET SEQ.; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.
                 "HAZARDOUS SUBSTANCE" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.
                 "LOAN PORTFOLIO PROPERTIES AND OTHER PROPERTIES OWNED" means those properties owned or operated by NCC or Company, as the case may be, or any of their subsidiaries.
         Except as set forth in the NCC Disclosure Letter, to the best of its knowledge, neither NCC nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; to the best of its knowledge, none of the Loan Portfolio Properties and Other Properties Owned by NCC or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and to the best of its knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by NCC or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

                 IV.  REPRESENTATIONS AND WARRANTIES OF COMPANY
                      -----------------------------------------
         Company hereby represents and warrants to NCC that:
         4.1 CORPORATE ORGANIZATION. Company is a corporation duly organized and validly existing under the laws of the State of Indiana and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Company is registered as a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended. Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Company has heretofore delivered to NCC true and complete copies of its Articles of Incorporation and By-laws.
         4.2 AUTHORITY. Company has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of Company's shareholders, to consummate the transactions contemplated by such. The execution and delivery of this Agreement and the consummation of the transactions contemplated within such documents have been duly approved by the Board of Directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the shareholders of Company as provided in Section 5.12. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Company, enforceable against Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.
         4.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of Company consists solely of 5,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock. As of the close of business on July 22, 1994 1,639,513 shares of Company Common Stock were validly issued and outstanding, fully paid and nonassessable, and no shares of preferred stock were issued or outstanding. As of the date of this Agreement except as set forth in this Section 4.3 or in a disclosure letter executed by Company and dated and delivered by Company to NCC as of the date hereof ("Company Disclosure Letter"), and except for a stock option agreement, in the form set forth in Exhibit A hereto, which the parties contemplate entering into immediately hereafter ("Option Agreement"), there are no shares of capital stock of Company authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Company obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or obligating Company to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment now or in the future. Except as set forth in the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which Company or any of Company's subsidiaries is a party with respect to the voting of the capital stock of Company.
         4.4 SUBSIDIARIES. The Company Disclosure Letter sets forth the name and state of incorporation of each subsidiary of Company (collectively, "Company Subsidiaries"). Each of the Company Subsidiaries is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America or a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each of the Company Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the Company Disclosure Letter, all outstanding shares of capital stock of each Company Subsidiary is owned by Company or another Company Subsidiary and are validly issued, fully paid and nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Company Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.
         4.5 INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT, ETC. None of the information with respect to Company or any Company Subsidiary included in the Proxy Statement to be sent to Company's shareholders regarding this transaction or provided by Company for inclusion in the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting (as defined in Section 5.12), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.
         4.6 CONSENT AND APPROVALS; NO VIOLATION. Except as set forth in the Company Disclosure Letter neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its Articles of Incorporation or By-laws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which are set forth in the Company Disclosure Letter or which, individually or in the aggregate, will not have a Material Adverse Effect or
(c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Certificate of Merger and the Articles of Merger, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and approval by, the FRB,
(v) filings with, and approvals by, the OTS, or (vi) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.
         4.7 REPORTS AND FINANCIAL STATEMENTS. Since July 1, 1991, Company and each Company Subsidiary have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Sections 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "Company Reports"). Company has previously furnished or will promptly furnish NCC with true and complete copies of each of Company annual reports on Form 10-K for fiscal years ending 1991 through 1993. As of their respective dates, Company Reports complied with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Company included in the Company Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Company and Company Subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and changes in cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of Company and its consolidated subsidiaries, contingent or otherwise, except as disclosed in the Company Reports. Company's reserve for possible loan losses as shown in its Annual Report on Form 10-K for the fiscal year ended September 30, 1993 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.
         4.8 TAXES. Company will promptly make available to NCC, upon request by NCC, true and correct copies of the federal income tax returns, state income tax returns, and state sales tax returns filed by Company and Company Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. Company and each Company Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all failures to file, taken together, would not have a Material Adverse Effect. Company and each Company Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the Company Disclosure Letter, neither Company nor any Company Subsidiary has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the Company Disclosure Letter, neither Company nor any of the Company Subsidiaries is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by Company or any of the Company Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charge.
         4.9 EMPLOYEE PLANS. Except as set forth in the Company Disclosure Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of Company or Company Subsidiaries ("Company Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable laws. Except as set forth in the Company Disclosure Letter, with respect to each Company Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the Company Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under
Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) as of June 30, 1993 and, to the Company's knowledge thereafter, whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither Company nor any of the Company Subsidiaries has provided, or is required to provide, security to any pension plan pursuant to
Section 401(a)(29) of the Code, (d) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of June 30, 1993 and to the Company's knowledge as of June 30, 1994, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (e) no reportable event described in
Section 4043 of ERISA for which the 30 day reporting requirement has not been waived has occurred, (f) no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under
Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (g) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Neither Company nor any Company Subsidiary has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of action 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither Company nor any of its subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under

Subtitle E of Title IV of ERISA. Neither Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any Company Employee Plan, except as set forth in the Company Disclosure Letter. Other than restrictions under applicable law, there are no restrictions on the rights of Company or Company Subsidiaries to amend or terminate any such Company Employee Plan without incurring any liability thereunder.
         4.10 MATERIAL CONTRACTS. Except as set forth in the Company Disclosure Letter or disclosed in the Company Reports filed by Company with the Commission prior to the date of this Agreement, neither Company nor any Company Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any Benefit Agreements providing for aggregate payments to any person in any calendar year in excess of $100,000 (b) any material agreement, indenture or other instrument relating to the borrowing of money by Company or any Company Subsidiary or the guarantee by Company or any Company Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Company with the Commission as of the date of this Agreement (collectively, the "Company Contracts"). Neither Company nor any Company Subsidiary is in default under any Company Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Neither Company nor any Company Subsidiary is a party to, or is bound by, nor is any person seeking to require the Company to enter into any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Company or any Company Subsidiary the subject of a proceeding asserting that Company or any Company Subsidiary has committed an unfair labor practice or seeking to compel Company or any Company Subsidiary to bargain with any labor organization as to wages and/or conditions of employment, nor is there any strike or other labor dispute involving Company or any Company Subsidiary pending or threatened.
         4.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Company Disclosure Letter or disclosed in Company Reports filed by Company with the Commission prior to the date of this Agreement, since September 30, 1993, there has not been any change in the financial condition, results of operations or business of Company and Company Subsidiaries which would or insofar as reasonably can be foreseen in the future will have a Material Adverse Effect.
         4.12 LITIGATION. Except as set for in the Company Disclosure Letter or disclosed in Company Reports filed by Company with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of Company, threatened against or affecting Company or any Company Subsidiary which, if determined adversely to Company, would be reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against Company or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, a Material Adverse Effect.
         4.13 COMPLIANCE WITH LAWS AND ORDERS. Except as set forth in the Company Disclosure Letter or as disclosed in Company Reports filed by Company with the Commission prior to the date of this Agreement, the businesses of Company and Company Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of Company Subsidiaries that are savings banks, all statutes, rules and regulations pertaining to the conduct of the savings bank business), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to Company or any Company Subsidiary is pending or, to the knowledge of Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.
         4.14 AGREEMENTS WITH REGULATORS, ETC. Neither Company nor any Company Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in the Company Disclosure Letter, nor has Company been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as set forth in the Company Disclosure Letter. Except as set forth in the Company Disclosure Letter, neither Company nor any Company Subsidiary is required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of a proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer.
         4.15 FEES. Except for fees paid and payable to McDonald & Company Securities, Inc. in an amount heretofore disclosed to NCC and usual, customary and reasonable attorney's and accountant's fees, neither Company nor any Company Subsidiary has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.
         4.16 COMPANY ACTION. The Board of Directors of Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of Company and its shareholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) has directed that the Merger be submitted for consideration by the Company's shareholders at the Company Meeting.
         4.17 VOTE REQUIRED. The affirmative votes of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon are the only votes of the holders of any class or series of Company capital stock necessary to approve the deletion of Article 11 of the Company's Articles of Incorporation and this Agreement and the transactions contemplated by the Agreement.
         4.18 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in Company's Proxy Statement for its 1993 Annual Meeting of Shareholders or as set forth in the Company Disclosure Letter, no officer or director of Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contracts or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiaries.

         4.19 ENVIRONMENTAL MATTERS. Except as set forth in the Company's Disclosure Letter, to the best of its knowledge, neither Company nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; to the best of its knowledge, none of the Loan Portfolio Properties and Other Properties Owned by Company or Company Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and to the best of its knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by Company or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

                                 V.  COVENANTS
                                     ---------
         5.1 ACQUISITION PROPOSALS. Each of Company and Company Subsidiaries shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (i) solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, Company or any of the Company Subsidiaries (such transactions are referred to herein as "Acquisition Transactions") or (ii) except to the extent that the Board is required, in a written opinion of counsel to the Board, in the exercise of its fiduciary duties in accordance with applicable law, to participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, an Acquisition Transaction; PROVIDED, HOWEVER, that nothing contained in this Section 5.1 shall restrict or prohibit any disclosure by Company that is required in any document to be filed with the Commission after the date of this Agreement or any disclosure that, in the written opinion of counsel to the Board of Directors of the Company, is otherwise required under applicable law. Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Company will notify NCC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Company.
         5.2 INTERIM OPERATIONS OF COMPANY. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, set forth in the Company Disclosure Letter or as otherwise approved expressly in writing by NCC (which approval will not be unreasonably withheld):
                 (a) CONDUCT OF BUSINESS. Company shall, and shall cause each of the Company Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with safe and sound banking practices. Company shall use reasonable efforts to preserve intact the business organization of Company and each of the Company Subsidiaries, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Company or Company Subsidiaries. Other than in the ordinary course of business consistent with past practice, Company shall not incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Company or any Company Subsidiary; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than in the ordinary course of business consistent with past practice;
                 (b) ARTICLES AND BY-LAWS. Except as otherwise provided herein, Company shall not and shall not permit any Company Subsidiary to make any change or amendment to its or their respective articles of incorporation or by-laws (or comparable governing instruments).
                 (c) CAPITAL STOCK. Except pursuant to the exercise of stock options outstanding as of the date hereof under the Company's Option Plans, Company shall not, and shall not permit any Company Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither Company nor any Company subsidiary shall grant any additional stock options under any Company Option Plans.
                 (d) DIVIDENDS. Company shall not and shall not permit any Company Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (a) regular quarterly cash dividends in an amount not to exceed $0.1275 per share of Company Common Stock for the September 30, 1994 quarter, not to exceed $0.1325 per share of Company Common Stock for the December 31, 1994 quarter and not to exceed $0.1375 per share of Company Common Stock for the March 31, 1995 quarter and any other quarter preceding the Closing Date and (b) dividends paid by any Company Subsidiary to another Company Subsidiary or Company with respect to its capital stock between the date hereof and the Effective Time. It is agreed by the parties hereto that they will cooperate to assure that, during any quarter, there shall not be a duplication of nor omission of payment of dividends to shareholders of Company.
                 (e) EMPLOYEE PLANS, COMPENSATION, ETC. Except as permitted by Section 5.3(b) hereof, the Company shall not permit any Company Subsidiary to adopt or amend (except as required by law) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment, welfare benefit, or other employee benefit agreements, trusts, plans or other arrangements for the benefit or welfare of any director, officer, or employee, or (except for normal merit increases in the ordinary course of business consistent with past practice) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
                 (f) CERTAIN POLICIES. Company shall use its best efforts to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of NCC and generally accepted accounting principles. Company shall not be required to modify or change any such policies or practices, however, until
(i) such time as NCC acknowledges that all conditions to its obligation to consummate the Merger set forth in Sections 7.1 and 7.3 have been waived or satisfied, and (ii) immediately prior to the Effective Time. Company's representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes.
         5.3 EMPLOYEE MATTERS. (a) VESTED BENEFITS. Surviving Corporation agrees that it shall honor, on and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable law), all vested benefits under all Company Employee Benefit Plans. Nothing in this subsection shall preclude the alienation of vested benefits under a Company Employee Benefit Plan pursuant to the terms of a Qualified Domestic Relations Order within the meaning of Section 414(p) of the Code. Surviving Corporation agrees that any deferred directors' fees held in an account for Fred McClung or Stephen A. Kiley pursuant to the Unfunded Deferred Compensation Plan for Directors of Kokomo (the "Plan") at the Effective Date shall continue to be held under the Plan and to accrue interest as provided in the Plan until paid out under the terms of the Plan. In Mr. Kiley's case, those fees shall become payable when he ceases to be an advisory director of NCB.
                 (b) EMPLOYMENT CONTRACTS. Effective as of the Effective Time, NCB will assume and NCC shall guarantee the employment agreements between Kokomo and Robert J. Heltzel, Donald L. McCauley, Timothy A. Renie and James E. Fritz for the balance of their terms and NCC will guarantee the obligations of NCB resulting from such assumption, but, irrespective of continued employment, such employment agreements shall not be renewed after the Closing. The employment agreements with Donald L. McCauley and James E. Fritz will be extended before the Effective Time, so that at the Effective Time the terms of the employment agreements will end on the following dates for the following employees: Robert J. Heltzel (June 30, 1997); Donald L. McCauley (June 30,
1997); Timothy A. Renie (June 30, 1997); and James E.  Fritz (June 30, 1997).
                 (c) OBLIGATIONS TO FORMER OFFICERS, DIRECTORS AND EMPLOYEES OF FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF PERU ("PERU"). Upon the Effective Time, NCB shall assume, and NCC shall guarantee, all obligations of Company and Kokomo to former officers, directors and employees of Peru, and their spouses, set forth in the Merger Agreement dated September 8, 1993, between Company, Kokomo and Peru concerning, among other things, the creation and continuation of an advisory board of directors comprised of former Peru directors until the death of such persons, the provision of group medical insurance to former Peru advisory directors, directors, employees and retirees and their spouses, and the provision of life insurance to former directors, officers and employees of Peru for such periods and in such amounts and subject to such terms as are provided for in that Merger Agreement, as though NCB were a party thereto.
                 (d) FRED MCCLUNG. Upon consummation of the merger of Kokomo into NCB, Fred McClung, an advisory director of Kokomo, shall be appointed as an advisory director of NCB and shall remain such until December 31, 1995. While he serves as such advisory director, he shall continue to receive fees equal to 90% of the advisory director fees to be paid to existing directors of the Company pursuant to subparagraph (e) hereof.
                 (e) ADVISORY DIRECTORS. Upon consummation of the merger of Kokomo into NCB, each of the current directors of the Company shall be appointed an advisory director of NCB's Logansport, Kokomo and Peru branch operations and shall continue to serve in such capacity as long as they are willing to do so, and as long as they are physically and mentally fit for such purposes, until they reach age 70. As such advisory directors, they will be paid fees equal to those fees they are receiving as directors of Kokomo as of the date hereof, subject to inflationary or merit increases which shall be made at the discretion of NCB.
                 (f) FINANCIAL INSTITUTIONS RETIREMENT PLAN. (i) Kokomo's Financial Institutions Retirement Fund (the "Company Retirement Plan") will be terminated and frozen as of the Effective Time, and all accrued benefits of participants in that Company Retirement Plan shall thereupon be fully vested and shall become payable at the times and in the amounts provided for under that Plan. All Company and Company Subsidiary employees as of the Effective Time will be entitled to become eligible to participate in NCC's retirement plan, receiving credit for past service with the Company and Company Subsidiaries for vesting and eligibility purposes under the NCC retirement plan.
                                        (ii)  There are twelve (12) employees
of Kokomo listed on the Disclosure Schedule who have attained age 55 and have at least 15 years of service with the Company or Company Subsidiaries. Except as provided below, NCC agrees to provide such employees with a cash payment equal to the actuarial equivalent present value of the increased benefits which such employees would have received under the Company Retirement Plan had it remained in effect for that three (3) year period following the Effective Time (taking into account any cost of living payments which would have accrued with respect to the increased payments provided for in the Company Retirement Plan). Such actuarial equivalent present values shall be calculated using the actuarial factors set forth under the NCC retirement plan and shall be determined using such employees' actual compensation earned prior to the Effective Time together with compensation at the rate in effect as of the Effective Time projected for the three (3) year period. Such amounts shall be offset by similar actuarial equivalent present values of the projected accrued benefit under the NCC retirement plan for such three (3) year period. Any cash payment under this paragraph (f)(ii) shall be paid as soon as practicable following the Effective Time. Notwithstanding anything in this paragraph to the contrary, any additional benefit to be provided to Robert J. Heltzel or Donald L. McCauley under this paragraph (f)(ii) may be provided through an unfunded non-qualified retirement plan.
                 (g) SEVERANCE. Any employees of the Company or Kokomo who are not retained in their current positions with the Company by NCC following the Merger will, to the extent appropriate positions are available, be offered, on the same basis as are employees of NCC generally, appropriate employment opportunities at office and branch locations of NCB in the

State of Indiana, including, without limitation, those in Logansport and Indianapolis. Any Company or Kokomo employees not retained by NCC or its subsidiaries following the Merger shall be entitled to severance pay pursuant to NCC's severance pay program, a copy of which has been set forth in the NCC Disclosure Letter.
                 (h) GROUP INSURANCE. Except as otherwise inconsistent with any other provision herein, as of an appropriate time after the Effective Time, Kokomo's group insurance program for health, life, dental, and accident and disability insurance will be terminated and former Company or Company Subsidiary employees, and present and (to the extent employed by Kokomo on a full time basis on August 17, 1992) future retirees shall be eligible to participate in NCC's comparable welfare benefits program. To the extent that the cost on the part of employees for such coverage is greater under the NCC plan than under Kokomo's plan, NCC shall consider making appropriate salary increases for former Company or Company Subsidiary employees to compensate for such increased cost, assuming such increased salaries would be consistent and comparable to those paid by NCC to its similarly situated employees. To the extent that the Company or Company Subsidiaries may be obligated to present or future retirees under its "85 point rule" program as adopted by the Kokomo's Board of Directors resolution on June 20, 1978 and as subsequently modified by the Kokomo's Board of Directors resolution on August 18, 1992 and by its board action on September 15, 1992, and as in effect at the Effective Time, NCC shall be similarly obligated. Otherwise, and except as otherwise provided in section 5.3(c) herein, NCC shall retain all rights to modify, change or terminate any of its welfare benefits programs, assuming any such modification, charge or termination applies to NCB employees generally.
                 (i) THRIFT PLAN. Kokom's Financial Institutions Thrift Plan ("Thrift Plan") shall be terminated and frozen at the Effective Time or shortly thereafter. Upon the termination of the Thrift Plan, participant accounts will become fully vested, and participants will have the opportunity to roll their accounts into the NCC 401(k) Savings and Investment Plan (the "NCC Savings Plan") or may elect to continue participation in the frozen Thrift Plan. The NCC

Savings Plan shall be amended to provide credit for past service for vesting and eligibility purposes for such participants' employment with the Company and Company Subsidiaries through the Effective Time.
                 (j) STOCK PURCHASE PLAN. The Company's Employee Stock Purchase Plan will be terminated at the Effective Time or shortly thereafter, and the payout of benefits shall be in accordance with its terms.
                 (k) GENERAL. Upon and after the Merger and except as otherwise provided herein, Company and Company Subsidiary employees shall be provided direct compensation and fringe benefits, including NCC's "Flex" program and 401(k) Savings and Investment Plan, health and welfare benefits, vacation benefits and severance arrangements on terms and conditions no less favorable than those benefits provided to other employees of NCB. Company and Company Subsidiary employees shall be eligible for "core" benefits under the NCC "Flex" program as of the date of the merger of Kokomo into NCB and for "non-core" benefits on the first reasonably available enrollment date thereafter occurring after the merger.
         5.4 ACCESS AND INFORMATION. Upon reasonable notice, each of the parties shall (and shall cause each of the parties' subsidiaries to) afford to the other parties and their representatives (including, without limitation, directors, officers and employees of the parties and their affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request; PROVIDED, HOWEVER, that no party shall be required to provide access to any such information if the providing of such access (i) would be reasonably likely, in the written opinion of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information or (ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity. All information furnished by one party to any of the others in connection with this Agreement or the transactions contemplated hereby shall be kept confidential by such other party (and shall be used by it only in connection with this Agreement and the transactions contemplated thereby) except to the extent that such information already is known to such other party and (a) was when received from a source not known by the receiving party to be under an obligation of confidentiality, (b) thereafter becomes lawfully obtainable from other sources or (c) is required to be disclosed in any non-confidential document filed with the Commission, the FRB, the Department of Justice or any other agency or government entity. In the event that the transactions contemplated by this Agreement shall fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.
         5.5 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. NCC and Company shall (a) as soon as practicable make any required filings and applications required to be filed with Governmental Entities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations and (c) deliver to the other parties to this Agreement copies of the publicly available portions of all such reports promptly after they are filed.
         5.6 ENVIRONMENTAL SURVEY. In the event NCC elects to conduct, or have conducted on its behalf, an environmental review, study, survey or assessment to verify the representations and warranties given by Company with respect to Environmental Matters referred to in Section 4.19 of this Agreement, such environmental review, study, survey or assessment shall be completed, and all reports and findings related thereto shall be disclosed to Company within 45 days of the date hereof. Nothing in this Section, however, is intended to be a limit or a waiver of the representation and warranty contained in Section
4.19 and such representation and warranty shall be true at the date hereof and at the Effective Time.
         5.7 INDEMNIFICATION AND INSURANCE. From and after the Effective Time, NCC will assume and honor any obligation as provided for and permitted by applicable federal and state law the Company had immediately prior to the Effective Time with respect to the indemnification of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Company or any Company Subsidiary or was serving at the request of Company as a director or officer of any domestic or foreign corporation joint venture, trust, employee benefit plan or other enterprise (collectively, the "Indemnitees") arising out of Company's Articles of Incorporation or By-Laws or any indemnification (to the maximum extent available thereunder and permitted by applicable law or regulation) against any and all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the Indemnitee's capacity as a director or officer (whether elected or appointed), of Company or any Company Subsidiary. Moreover, indemnification of employees and directors of the Company and its subsidiaries following the Effective Time will be provided to the same extent it is provided to other persons working in similar capacities for NCB following the Closing. This Section 5.7 will be construed as an agreement, as to which the Indemnitees are intended to be third-party beneficiaries. NCC shall for a period of at least two years provide to the officers and directors of the Company directors and officers insurance coverage (up to $20,000,000) with respect to claims not known by the Company prior to the Effective Time but which arise from factors or events which ocurred before the Effective Time. Following the Effective Time, NCB will provide any Company and Company Subsidiary employees who become officers of NCB with the same directors and officers liability insurance coverage that NCB provides to other officers of NCB.
         5.8 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter Company and NCC shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.
         5.9 REGISTRATION STATEMENT. NCC shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of such Registration Statement. NCC shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of the NCC Common Stock pursuant to the Merger, and Company shall furnish NCC all information concerning Company and the holders of its capital stock and shall take any action as NCC may reasonably request in connection with any such action.
         5.10 STOCK EXCHANGE LISTINGS. NCC shall use its best efforts to list on the New York Stock Exchange, upon official notice of issuance, the NCC Common Stock to be issued pursuant to the Merger.
         5.11 PROXY. As soon as practicable after the date hereof, Company shall prepare the Proxy Statement, file it with the Commission, respond to comments of the Staff of the Commission, clear the Proxy Statement with the Staff of the Commission and promptly thereafter mail the Proxy Statement to all holders of shares of Company Common Stock. NCC and Company shall cooperate with each other in the preparation of the Proxy Statement.
         5.12 SHAREHOLDERS' MEETING. Company shall take all action necessary, in accordance with applicable law and its Articles of Incorporation and By-Laws, to convene a meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purposes of considering and taking action upon (a) a proposal to amend the Articles of Incorporation of the Company to delete Article 11 (the "Articles Amendment") and (b) this Agreement and the transactions contemplated hereby. The Board of Directors of Company shall recommend that the holders of the Company Common Stock (a) vote in favor of and approve the adoption of the Articles Amendment and (b) vote in favor and approve the Merger and this Agreement at the Company Meeting.
         5.13 TAX-FREE REORGANIZATION TREATMENT. Neither NCC nor Company shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code.
         5.14 PROVISIONS OF SHARES. NCC shall issue and provide the shares of NCC Common Stock deliverable upon the conversion of the Company Common Stock pursuant to this Agreement and the Plan of Merger, and will provide the cash to be paid in lieu of fractional shares of NCC Common Stock as provided in Subsection 2.3(g).

                              VI.  CLOSING MATTERS
                                   ---------------
         6.1 THE CLOSING. Subject to satisfaction or waiver of all conditions precedent set forth in Article VII of this Agreement, the closing ("Closing") shall take place at NCC's corporate offices in Cleveland, Ohio or at such other location as is mutually agreeable to the parties and on a date ("Closing Date") which is the first business day after the later of:
                 (a) the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Entities, or
                 (b) the date the required approvals of Company's shareholders have been obtained,
         If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Entities.
         6.2 DOCUMENTS AND CERTIFICATES. NCC and Company shall use their respective best efforts, on or prior to Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement or to cause the Effective Time, subject to the consummation at the Closing, to occur as soon as practicable.

                                VII.  CONDITIONS
                                      ----------
         7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:
                 (a) The Articles Amendment, this Agreement and the transactions contemplated hereby, and the Merger shall have been approved and adopted by the requisite vote of the holders of Company Common Stock.
                 (b) The NCC Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

                 (c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Entity (collectively, "Consents") which are necessary for the consummation of the Merger, (other than immaterial Consents, the failure to obtain which would not be materially adverse to the combined businesses of NCC, Company, NCC's subsidiaries and Company Subsidiaries taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; PROVIDED, HOWEVER, that no such authorization, consent, order or approval shall be deemed to have been received if it shall include any conditions or requirements which would so reduce the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of the Board of Directors of either NCC or Company the consummation of the Merger.
                 (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.
                 (e) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents or seeks to prevent the consummation of the Merger shall have been issued and remain in effect.
                 (f) Barnes & Thornburg, Counsel to Company, shall have delivered to Company and NCC their opinion, dated the day of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by NCC or Company as a result of the Merger; (ii) no gain or loss will be recognized by the shareholders of Company who exchange their shares of the Company Common Stock solely for shares of NCC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NCC Common Stock); (iii) the tax basis of the shares of NCC Common Stock received by shareholders who exchange all of their shares of Company Common Stock solely for shares of NCC Common Stock in the Merger will be the same as the tax basis of the shares of Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (iv) the holding period of the shares of NCC Common Stock received in the Merger will include the period during which the shares of Company Common Stock surrendered in exchange therefor were held, provided such shares of Company Common Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Company, NCC and others.
         7.2 CONDITIONS TO OBLIGATION OF COMPANY TO EFFECT THE MERGER. The obligation of Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:
                 (a) NCC shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.
                 (b) The representations and warranties of NCC contained in this Agreement shall be true in all material respects when made and the representations and warranties set forth in Article 3 shall be true in all material respects as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or will be true in all material respects at such time or times.
                 (c) NCC shall have furnished Company a Certificate dated the date of the Closing, signed by the President or Chief Executive Officer and Chief Financial Officer of NCC that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Subsections 7.2(a) and 7.2(b) have been satisfied.
                 (d) Company shall have received a fairness opinion from McDonald & Company Securities, Inc. dated as of a date reasonably proximate to the date of the proxy statement relating to the Merger and updated as of the date of the Company Meeting stating that the Merger Consideration is fair to the shareholders of the Company from a financial point of view.
         7.3 CONDITIONS TO OBLIGATION OF NCC TO EFFECT THE MERGER. The obligation of NCC to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:
                 (a) Company shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

                 (b) The representations and warranties of Company contained in this Agreement shall be true in all material respects when made and the representations and warranties set forth in Article 4 shall be true in all material respects as of the Effective Time as if made on and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or will be true in all material respects at such time or times.
                 (c) Company shall have furnished NCC a Certificate dated the date of the Closing signed by the President or Chief Executive Officer and Chief Financial Officer of Company that, to the best of their knowledge and belief after due inquiry, the conditions set forth in subsections 7.3(a) and 7.3(b) have been satisfied.
                 (d) NCC and its directors and officers who sign the Registration Statement shall have received from Crowe, Chizek & Company, Company's independent certified public accountants, "comfort" letters, dated
(i) the date of the mailing of the Proxy Statement to Company's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding Company in the form customarily issued by such accountants at such time in transactions of this type.

                              VIII.  MISCELLANEOUS
                                     -------------
         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Company and/or the Board of Directors of NCC:
                 (a) by mutual consent of the Board of Directors of NCC and the Board of Directors of Company;
                 (b) by either NCC or Company if the Merger shall not have been consummated on or before June 30, 1995 or if this Agreement was not approved at the Company Meeting (provided the terminating party is not otherwise in material breach of its obligations under this Agreement);
                 (c)  by Company if any of the conditions specified in Sections
7.1 and 7.2 have not been met or waived by Company at such time as such condition can no longer be satisfied;

                 (d) by NCC if any of the conditions specified in Sections 7.1 and 7.3 have not been met or waived by NCC at such time as such condition can no longer be satisfied;
                 (e) by NCC, before the close of business on the day following the execution of this Agreement if the Option Agreement shall not have been executed; or
                 (f) by Company if both of the following conditions are satisfied:
                 (i)  the Market Price of NCC Common Stock is less than
$24.50; and
                 (ii) the number obtained by dividing the Market Price by the closing price of NCC Common Stock on July 22, 1994 is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .10 from the quotient.
                 For purposes of this Subsection 8.1(f):
                 The "KBW49" shall mean the 50 banks which are included in The Keefe Bruyette & Woods, Inc. KBW 50 Total Return Index excluding NCC.
In the event that the companies comprising the KBW49 are changed, the weights attributed to the resulting companies shall be adjusted proportionately for purposes of determining both the Initial Index Price and the Final Index Price;
                 The "Initial Index Price" shall mean the market-capitalization-weighted average of the closing prices on July 22, 1994 of the common stock of the companies comprising the KBW49;
                 The "Final Price" of any company belonging to the KBW49 shall mean the average of the daily closing sale prices of a share of the common stock of such company during the period of 20 consecutive trading days ending on the fifth trading day immediately preceding the Closing Date, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded; and
                 The "Final Index Price" shall mean the
market-capitalization-weighted average of the Final Prices for all of the companies comprising the KBW49.
                 If NCC or any company included in the KBW49 declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the fifth trading date prior to the Closing Date, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date of this Agreement.
         8.2 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to
Section 8.1, as the case may be; PROVIDED, HOWEVER, that if the Merger is consummated, Sections 2.1 through 2.5, 5.3, 5.4, 5.7, 8.2, 8.9 and 8.10 hereof will survive the Effective Time to the extent contemplated by such Sections; PROVIDED, FURTHER, that the last sentence of Section 5.4 and all of Section
8.10 hereof will in all events survive any termination of this Agreement.
         8.3 WAIVER AND AMENDMENT. Subject to applicable provisions of the DGCL, IC or federal law, any provision of this Agreement may be waived at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any stockholder approval of the Merger which reduces or changes the form of the Merger Consideration without further stockholder approval. No such waiver, amendment or supplement will be effective unless in a writing which makes express reference to this Section 8.3 and is signed by the party or parties sought to be bound thereby.
         8.4 ENTIRE AGREEMENT. This Agreement contains the entire agreement between NCC and Company with respect to the Merger and the other transactions contemplated hereby and thereby, and supersedes all prior agreements among the parties with respect to such matters.
         8.5 APPLICABLE LAW; CONSENT TO JURISDICTION. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio except to the extent DGCL, IC or federal law applies.
         8.6 CERTAIN DEFINITIONS; HEADLINES. (a) For purposes of this Agreement, the term:
                          (i)  "significant subsidiary" shall have the
respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof; PROVIDED, HOWEVER, that in the case of the Company, the term "significant subsidiary" shall include all subsidiaries of the Company;
                          (ii)  "control" (including the terms "controlled by"
and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;
                          (iii)  "Market Price" means the average of the per
share closing prices on the New York Stock Exchange of NCC Common Stock for the 20 consecutive trading days ending at the end of the fifth trading day immediately preceding the Closing Date.
                          (iv)  "Material Adverse Effect" means an event,
change or occurrence which has a material negative impact on the financial condition or operating results of the Company or NCC. The effect of any action taken by Company and its subsidiaries solely pursuant to Subsection 5.2(f) shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.
                          (v)  "person" means an individual, corporation,
partnership, association, trust or unincorporated organization; and
                          (vi)  "subsidiary" of Company, NCC or any other
person means, except where the context otherwise requires, any corporation, partnership, trust or similar association of which Company, NCC or any other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or in- directly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation.
                 (b) The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.
                 (c) Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular and (ii) the term section or schedule will mean a section or schedule of or to this Agreement.
         8.7 NOTICES. All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return





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





receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

         If to Company to:

                 Central Indiana Bancorp
                 200 West Mulberry Street
                 P.O. Box 730
                 Kokomo, Indiana 46903-0730
                 Attn:  President
                 Fax No. (317) 457-8834


         With copy to:


                 Barnes & Thornburg
                 1313 Merchants Bank Building
                 11 South Meridian Street
                 Indianapolis, Indiana 46204
                 Attn:  Claudia V. Swhier, Esq.
                 Fax No. (317) 231-7452


         If to NCC to:


                 National City Corporation
                 P. O. Box 5756
                 Cleveland, Ohio   44101-0756
                 Attention:  Chairman of the Board
                 Fax No. (216) 575-3332





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





                 With a copy to:

                 National City Corporation
                 Law Department
                 P. O. Box 5756
                 Cleveland, Ohio   44101-0756
                 Attention:  General Counsel
                 Fax No. (216) 575-3332
or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8.7.
         8.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.
         8.9 PARTIES IN INTEREST; ASSIGNMENT. Except for Section 2.2 (which is intended to be for the benefit of the holders of stock options under the Company's Option Plans to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons) and Sections 5.3 and 5.7 hereof (which are intended to be for the benefit of officers, directors, advisory directors and employees and their spouses to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons), this Agreement is not intended to nor will it confer upon any other person (other than the parties hereto) any rights or remedies. Without the prior written consent of the other party to this Agreement neither NCC nor Company shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other parties hereto shall be null and void.

         8.10 EXPENSES.
                 (a) If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Surviving Corporation.
                 (b) Notwithstanding anything contained in Subsection 8.10(a) to the contrary, if this Agreement is terminated by Company or NCC pursuant to Subsection 8.1(c) or 8.1(d), respectively, because of the willful breach by the other party of any representation, warranty, covenant, undertaking or restriction contained in this Agreement and if the terminating party is not in material breach of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, then the breaching party shall pay all costs and expenses of the terminating party; PROVIDED, HOWEVER, that if this Agreement is terminated under circumstances other than those described in this Subsection 8.10(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. Nothing contained in this subsection 8.10(b) shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the nonbreaching party.
                 (c) Final settlement with respect to payment of fees and expenses by the parties to this Agreement pursuant to 8.10(b) shall be made within thirty (30) days of the termination of this Agreement.
         8.11 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
         8.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.
         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.
                                        CENTRAL INDIANA BANCORP


Attest ___________________________      By _______________________________





                                        NATIONAL CITY CORPORATION


Attest ___________________________      By ____________________________





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